Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 14, 2014, in this Amendment No. 1 to Registration Statement on Form S-3 on Form S-1 (Registration No. 333-206527) of Tempus Applied Solutions Holdings, Inc., relating to the balance sheet of Chart Acquisition Corp. as of December 31, 2013, and the related statements of operations, stockholder’s equity and cash flows for the years ended December 31, 2013 and 2012, and to the reference to our firm under the heading of “Experts” in the registration statement.

/s/ Rothstein Kass

Roseland, New Jersey

October 20, 2015